Exhibit 99.2
References to “LGI Homes,” “the Company,” “we,” “our” or “us” in this Exhibit 99.2 refer to LGI Homes, Inc. and its subsidiaries taken as a whole, unless the context otherwise provides. References to “LGI Homes, Inc.” in this Exhibit 99.2 refer to LGI Homes, Inc. and not to any of its subsidiaries, unless the context otherwise provides.
NON-GAAP FINANCIAL MEASURES
We refer in this Exhibit 99.2 to adjusted gross margin, EBITDA and adjusted EBITDA, which are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. These measures are not prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, these measures are defined differently by different companies, including companies in our industry, and, accordingly, such measures as used in this Exhibit 99.2 may not be comparable to similarly titled measures of other companies.
We define adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Our management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact our results, the utility of adjusted gross margin information as a measure of our operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance.
We define EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization and (iv) capitalized interest charged to the cost of sales. We define adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) capitalized interest charged to the cost of sales, (v) loss on extinguishment of debt, (vi) other income, net and (vii) adjustments resulting from the application of purchase accounting included in cost of sales. Our management believes that the presentation of EBITDA and adjusted EBITDA provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. EBITDA and adjusted EBITDA provide indicators of general economic performance that are not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization and items considered to be unusual or non-recurring. Accordingly, our management believes that these measures are useful for comparing general operating performance from period to period. Other companies may define these measures differently and, as a result, our measures of EBITDA and adjusted EBITDA may not be directly comparable to the measures of other companies. Although we use EBITDA and adjusted EBITDA as financial measures to assess the performance of our business, the use of these measures is limited because they do not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA and adjusted EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance. Our presentation of EBITDA and adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our use of EBITDA and adjusted EBITDA is limited as an analytical tool, and you should not consider these measures in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are: (i) they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments, including for purchase of land; (ii) they do not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt; (iii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements or improvements; (iv) they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; (v) they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and (vi) other companies in our industry may calculate them differently than we do, limiting their usefulness as a comparative measure. Because of these limitations, our EBITDA and adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using our EBITDA and adjusted EBITDA along with other comparative tools, together with GAAP measures, to assist in the evaluation of operating performance. These GAAP measures include operating income, net income and cash flow data. We have significant uses of cash flows, including capital expenditures, interest payments and other non-recurring charges, which are not reflected in our EBITDA or adjusted EBITDA. EBITDA and adjusted EBITDA are not intended as alternatives to net income as indicators of our operating performance, as alternatives to any other measure of performance in conformity with GAAP or as alternatives to cash flows as a measure of liquidity. You should therefore not place undue reliance on our EBITDA or adjusted EBITDA calculated using these measures.

The non-GAAP financial measures presented in this Exhibit 99.2 may not comply with Securities and Exchange Commission (“SEC”) rules governing the presentation of non-GAAP financial measures. See “Summary Historical Financial and Other Data—Non-GAAP Measures” in this Exhibit 99.2 for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure.
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Certain statements and information included in this Exhibit 99.2 may constitute forward-looking statements. All statements included in this Exhibit 99.2 concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts are forward-looking statements. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or other similar words.
We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may, and often do, vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.
The following are some of the factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements:

•	adverse economic changes either nationally or in the markets in which we operate, including, among other things, potential impacts from political uncertainty, civil unrest, increases in unemployment, volatility of mortgage rates, supply chain disruptions (including due to the conflict between Russia and Ukraine and the wide-ranging sanctions the United States and other countries have imposed or may further impose on Russian business sectors, financial organizations, individuals and raw materials and the conflict in the Middle East), inflation, the possibility of recession and decreases in housing prices;

•	a slowdown in the homebuilding industry or changes in population growth rates in our markets;

•	volatility and uncertainty in the credit markets and broader financial markets;

•	disruption in the terms or availability of mortgage financing or increase in the number of foreclosures in our markets;

•	the cyclical and seasonal nature of our business;

•	our future operating results and financial condition;

•	our business operations;

•	changes in our business and investment strategy;

•	the success of our operations in recently opened new markets and our ability to expand into additional new markets;

•	our ability to successfully extend our business model to building homes with higher price points, developing larger communities and producing and selling multi-unit products, townhouses, wholesale products, and acreage home sites;

•	our ability to develop our projects successfully or within expected timeframes;

•	our ability to identify potential acquisition targets, close such acquisitions and realize the benefits of such acquisitions;

•	increases in taxes or government fees;

•	decline in the market value of our land portfolio;

•	our ability to successfully integrate any acquisitions with our existing operations;

•	availability of land to acquire and our ability to acquire such land on favorable terms or at all;

•	availability, terms and deployment of capital and ability to meet our ongoing liquidity needs;

•	decisions of the Credit Agreement (as defined herein) lender group;

•	the cost and availability of insurance and surety bonds;

•	shortages of or increased prices for labor, land, or raw materials used in land development and housing construction, including due to changes in trade policies;

•	delays in land development or home construction resulting from natural disasters, adverse weather conditions, climate change or other events outside our control;

•	uninsured losses in excess of insurance limits;

•	our leverage and future debt service obligations;

•	changes in, liabilities under, or the failure or inability to comply with, governmental laws and regulations, including environmental, health and safety laws and regulations;

•	the timing of receipt of regulatory approvals and the opening of projects;

•	the degree and nature of our competition;

•	information system failures, cyber incidents or breaches in security;

•	our continued ability to qualify for additional federal energy efficient homes tax credits and the extension of the availability of such tax credits beyond 2032;

•	our ability to retain our key personnel;

•	the impact of the COVID-19 pandemic and its effect on us, our business, customers, subcontractors and suppliers (including associated supply chain disruptions);

•	negative publicity or poor relations with the residents of our projects;

•	existing and future litigation, arbitration or other claims;

•	availability of qualified personnel and third-party contractors and subcontractors;

•	the impact on our business of any future government shutdown;

•	other risks and uncertainties inherent in our business; and

•	the risk factors set forth under Item 1A in Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Item 1A in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of our Current Report on Form 8-K to which this Exhibit 99.2 is attached as an exhibit. We expressly disclaim any intent, obligation or undertaking to update or revise any forward-looking statements to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this Exhibit 99.2.
MARKET AND INDUSTRY DATA

This Exhibit 99.2 contains certain market and industry data that we obtained from industry and general publications. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we and the initial purchasers (the “initial purchasers”) in the offering of our senior unsecured notes due 2028 (the “Notes”) have not independently verified market and industry data provided by third parties, and we and the initial purchasers take no further responsibility for this data. Similarly, while we believe our management’s estimates with respect to our markets and industry are reliable, our estimates have not been verified by any independent sources, and we and the initial purchasers cannot assure you that they are accurate.
LGI HOMES, INC.
We are engaged in the development of communities and the design, construction and sale of new homes in markets in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee, Minnesota, Oklahoma, Alabama, California, Oregon, Nevada, West Virginia, Virginia, Pennsylvania, Maryland and Utah. Our business model is based on acquiring and developing land and constructing and selling move-in ready homes. We primarily focus on converting renters of apartments and single-family homes into homeowners by offering quality homes at affordable prices in attractive locations by means of our unique and proven sales and marketing approach, a culture of customer service excellence and our efficient inventory management and construction processes.
Our highly experienced management team, many of whom have been with the Company since our founding, has operated in the residential land development business since the mid-1990s. Since commencing homebuilding operations in 2003, we have constructed and closed over 65,000 homes, have been profitable every year despite the housing downturn and have never taken an inventory impairment. Our strategy has driven our growth, profitability and returns on capital. Between 2014 and the twelve months ended September 30, 2023, our annual home closings increased by 172.5% to 6,419 and our homes sales revenues increased by 484.0% to $2.2 billion, representing compound annual growth rates of 10.8% and 19.8%, respectively. Simultaneously, we delivered what we believe to be consistent gross margins in the mid-20’s and one of the industry’s highest closings per community, resulting in what we believe to be strong returns for our investors.
Since December 2013, we have grown substantially, expanding our operations from 25 communities, 10 markets and five states to 106 communities, 36 markets and 21 states as of September 30, 2023. In addition to our geographic expansion, we have significantly diversified our operations, offering multiple entry-level product lines, including attached and detached homes, active-adult offerings and move-up homes sold under our Terrata Homes brand, as well as our wholesale business that builds and sells homes to companies looking to acquire single-family rental properties, primarily through bulk sales agreements. In addition, through our strategic joint ventures, LGI Mortgage Solutions and LGI Insurance Solutions, we have the opportunity to provide financing and homeowners insurance to our customers.

Unique and Proven Operating Model

One of the keys to our success is our unique and proven operating model, which is based on our belief that there is a more effective and efficient method of constructing and selling homes. The foundations of our systems-based operating model include a well-established sales and marketing system, a disciplined land acquisition and development strategy and inventory management philosophy, a highly efficient, even-flow construction process focused on move-in ready homes and a commitment to hiring, training and retaining our talented work force. This operating model has been highly successful, allowing us to grow revenue and home closings while achieving strong gross margins.
Differentiated sales and marketing excellence
Our well-defined sales and marketing approach focuses on converting renters of apartments and single-family homes into homeowners. We use extensive digital and print advertising to attract potential homebuyers. We employ various marketing methods, such as interactive online media, social media, direct mail, directional signage and billboards. These methods have proven highly successful in reaching our target market, placing potential homebuyers in front of our trained sales professionals and communicating our core messages of value and dream fulfillment.
While a proportion of our business comes from realtors, our marketing efforts are principally designed to connect directly with potential customers currently renting their residences and encourage them to schedule an in-person appointment at one of our information centers. Our information centers are typically open 11 hours per day, 359 days per year, and generally staffed by two to five sales professionals who are supported by a dedicated loan officer.
Our commission-based sales professionals are trained to learn about the current housing situation of the customer, educate them on the value proposition of owning an LGI home and provide them with a comprehensive understanding of the steps required to achieve homeownership. We also inform customers of our history, vision and values. Our sales professionals determine credit and income qualifications, provide floor plans and pricing information and conduct tours of our homes based on the customer’s needs and budget. We provide each customer with a comprehensive introduction to the community and the surrounding area, furnishing them with detailed information regarding utilities, schools, homeowners association dues and restrictions, local entertainment and nearby dining and shopping options. As a result of our transparent approach, customers receive all the information needed to make a buying decision, which we believe sets clear expectations and eliminates confusion during the home buying process.
Disciplined and value-oriented land acquisition strategy and inventory management philosophy
We pursue a flexible land acquisition strategy of purchasing or optioning finished lots at attractive prices, or purchasing raw land for residential development. Given our successful history as a land developer, we are experienced in converting raw land into residential communities. We endeavor to maintain a pipeline of desirable land positions for replacement and new communities. Additionally, we pride ourselves on our ability to adapt to changing market conditions as we are able to leverage our land development expertise where finished lots are scarce or expensive.
We generally target land acquisitions that are further away from urban centers than many other suburban communities but have access to major thoroughfares, retail districts and centers of business. Such areas generally result in a better value for the homeowner, either through lower sales prices or larger lot sizes. We consider development opportunities that meet our profit and return objectives, including opportunities that may involve the sale of home sites as a part of the product mix.
We conduct thorough due diligence on each of our potential land acquisitions, and we typically look at numerous opportunities before finding one that meets our requirements. Projects of interest are typically evaluated at the division level using an extensive due diligence checklist that includes assessing the permitting and regulatory requirements, environmental considerations, local market conditions and anticipated floor plans, pricing and financial returns. We also determine the number of potential residents in the market and rental households that are within driving distance of the proposed project. We will continue to focus primarily on entry-level homebuyers.
Efficient home construction process focused on move-in ready homes
Our high sales volume enables us to utilize an even-flow, or continuous construction, methodology that generally allows us to build and maintain an inventory of move-in ready homes that are available for immediate sale.

Limiting our number of plans, preselecting finishes and upgrades and building move-in ready homes enable a simplified, cost efficient and effective construction process. We offer a set number of floor plans in each community with standardized features, including granite countertops and appliances, chosen to meet the expectations and desires of potential homebuyers.
We have developed a collection of home designs, which can be modified for local conditions and market preferences and implemented across multiple communities to maximize efficiency. This simplifies our construction and purchasing processes, reduces unnecessary waste and generally allows us to optimize the timing of our home starts. Similar to a line manufacturing philosophy, we typically start our homes in sets of three to four units on adjacent sites enabling our suppliers and trade partners to go from one home to the next in a highly productive and efficient manner. As a result, we maintained an average home completion time of approximately 90 to 165 days during the year ended December 31, 2022. Additionally, the consistency and simplicity of our construction philosophy drives loyalty in our trade base, many of whom have partnered with us since our founding in 2003.
Our inventory of move-in ready homes, supported by our unique sales and marketing approach, has led to strong closing rates and relatively shorter periods of time between the signing of a home purchase contract and the home closing for our customers, who are often faced with expiring apartment leases and rising rental costs. We expect to continue to utilize our even-flow construction methodology in communities with homes at all of our price points and will maintain our focus on marketing complete or move-in ready homes with standardized features.
Commitment to effective training and maintaining highly trained work force
We focus on identifying and attracting the best talent and providing those individuals with world-class training and continuous development. Typically, all new vice presidents, sales professionals and purchasing managers come to our corporate headquarters for a week of training in their first 100 days. We directly invest in our sales professionals by conducting an intensive 100-day introductory training program consisting of 30 days of initial in-depth, in-house education about our time-proven selling strategies and secondary training at the local division. Our continued commitment to our sales personnel is reflected in the ongoing weekly training sessions held in each of our information centers and quarterly regional training events. We also work closely with our subcontractors and tradespeople, training them on the most efficient way to build an LGI home. A number of our subcontractors and tradespeople have worked on our homes since we commenced homebuilding operations in 2003 and, therefore, are familiar with our business model.
Our Competitive Strengths
As key drivers to our profitable growth, our competitive strengths are founded in our shared commitment to our Company’s core values:

•	Exceptional customer service;

•	Integrity;

•	Ethical behavior;

•	Loyalty;

•	Efficient use of time and resources; and

•	Profitability.

We have a broad geographic footprint, national scale and local market leadership
Since December 2013, we have grown substantially, expanding our operations from ten markets, five states and 25 communities to 36 markets, 21 states and 106 communities as of September 30, 2023. For the twelve months ended September 30, 2023, we closed 6,419 homes, representing a compound annual growth rate of 13.7%, and a total increase of 297.0% since 2013. Since 2018, we have consistently been ranked as one of the top 15 largest U.S. residential homebuilders by Builder Magazine based on units closed.
We have also geographically diversified our business since the initial public offering of our common stock (our “IPO”). For the year ended December 31, 2013, we closed 1,358 homes, or 84% of our total home closings, in our home market of Texas with the remainder being comprised of 170 home closings in Arizona, 77 in Florida and 12 in Georgia. For the twelve months ended September 30, 2023, 2,358 homes, or just 37% of our total home closings, came from our Central region, which is predominantly made up of Texas.
Unique and proven operating model drives our financial results, consistent profitability and strong returns for our investors
Our unique operating model has historically delivered strong gross margins, number of home closings per active community and operating leverage. The housing market faced challenging conditions beginning in 2008 and continuing through several subsequent years of recovery. Despite the broad economic and industry-related challenges during that time, our operating model enabled us to maintain profitable growth. Though we were a much smaller, private company at the time, Builder Magazine noted we were the only company among the 200 largest U.S. homebuilders to report closings and revenue growth from 2006 to 2008 and to report profitable results every quarter during the period. We attribute our strong financial performance throughout the downturn primarily to our disciplined land acquisition, operating and management approach.
Since our IPO, we have significantly grown our business, successfully demonstrating our ability to take our unique operating model to new markets. Between 2014 (our first full year as a public company) and the twelve months ended September 30, 2023, we grew closings from 2,356 homes to 6,419 homes, representing a compound annual growth rate of 10.8%, and increased our average sales price of homes closed by 114.4%, from approximately $163,000 to approximately $349,000. Between 2014 and the twelve months ended September 30, 2023, our home sales revenue grew from $383.3 million to $2.2 billion, representing a compound annual growth rate of 19.8%, and our gross margin averaged 25.7%.
Entry-level focus with diversified product offerings and growing adjacency businesses
Since our founding, LGI has been focused on building and selling entry-level affordable homes, and we believe that we have a competitive advantage in our target buyer market. Since 2013, we have diversified our operations and offerings with the vision of leveraging that advantage in adjacent and complementary business and product lines.
In 2019, we began offering our entry-level product in two distinct packages: CompleteHome™ and CompleteHome Plus™. Each package offers move-in ready homes with preselected, upgraded features, including stainless steel appliances, cabinets with crown molding, granite or quartz countertops, undermount sinks, as well as convenient outlets with USB charging capability and a Wi-Fi-enabled garage door opener. Additionally, both packages include programmable thermostats, double-pane Low-E vinyl windows, LED flush mount ENERGY STAR lights and a variety of other energy-saving features. Our CompleteHome Plus™ package includes everything in the CompleteHome™ package plus 42” upper cabinets, nine-foot ceilings, designer paint selections, additional landscaping and window blinds in every room of the house.
Beginning in 2022, we refocused on weighting new home starts to smaller square footage floor plans in order to put new homes within the reach of many potential homebuyers. The percentage of homes closed under 1,500 square feet was only 18.8% in 2015, 25.7% in 2019, 25.1% in 2020 and 21.2% in 2021. The percentage of homes closed under 1,500 square feet has grown from 20.5% in the first quarter of 2022 (19.1% in the second quarter of 2022) to 32.8% in the third quarter of 2023. Generally, smaller homes can be offered at lower sales prices but still deliver margins in line with our historical margin profile.
Our wholesale business provides opportunities for us to leverage our even-flow construction methodology to build and sell homes to large institutions interested in acquiring homes to be used as rental properties, primarily through bulk sales agreements. These homes utilize existing LGI Homes floor plans with slightly modified specifications including hard surface flooring throughout. We expect our wholesale business to represent approximately 5% to 10% of our annual home closings during 2023.
We offer an attached townhome product in certain markets that enables us to keep our entry-level price point within reach of more new homebuyers. We believe that our townhome product helps to counter rising land and home costs.
In November 2014, we introduced our Terrata Homes brand, which allows us to leverage our systems and processes, including our customer centric sales system, to deliver move-in ready homes with preselected luxury features. We expect that home closings in our Terrata Homes branded communities will be approximately 5% of our annual home closings during 2023.

Our LGI Homes Active Adult communities offer affordable homes in both open and age-restricted lifestyles in amenity-rich communities. These communities leverage existing floor plans with minor modifications designed to meet the needs of active adult homebuyers at prices that present a compelling value-proposition.
Additionally, our mortgage financing and homeowners insurance joint ventures provide a streamlined, customer-focused experience for our homebuyers. LGI Mortgage Solutions provides mortgage services to our customers through an unconsolidated joint venture. LGI Insurance Solutions provides homeowners and other insurance products to our customers through an unconsolidated joint venture.
Disciplined and value-oriented land acquisition strategy and inventory management philosophy
We pursue a flexible land acquisition strategy of purchasing or optioning finished lots at attractive prices, or purchasing raw land for residential development. Given our successful history as a land developer, we are experienced in converting raw land into residential communities. We endeavor to maintain a pipeline of desirable land positions for replacement and new communities. Additionally, we pride ourselves on our ability to adapt to changing market conditions as we are able to leverage our land development expertise where finished lots are scarce or expensive.
We generally target land acquisitions that are further away from urban centers than many other suburban communities but have access to major thoroughfares, retail districts and centers of business. Such areas generally result in a better value for the homeowner, either through lower sales prices or larger lot sizes. We consider development opportunities that meet our profit and return objectives, including opportunities that may involve the sale of home sites as a part of the product mix.
We conduct thorough due diligence on each of our potential land acquisitions, and we typically look at numerous opportunities before finding one that meets our requirements. Projects of interest are typically evaluated at the division level using an extensive due diligence checklist that includes assessing the permitting and regulatory requirements, environmental considerations, local market conditions and anticipated floor plans, pricing and financial returns. We also determine the number of potential residents in the market and rental households that are within driving distance of the proposed project. We will continue to focus primarily on entry-level homebuyers.
Conservative management of a growth-oriented capital structure
Some of our previous capital raise events include our IPO, the issuance of $85.0 million aggregate principal amount of our 4.25% Convertible Notes due 2019 in November 2014, two at-the-market stock offering programs, the issuance of $300.0 million aggregate principal amount of our 6.875% Senior Notes due 2026 (the “2026 Senior Notes”) in July 2018, the issuance of $300.0 million aggregate principal amount of our 4.000% Senior Notes due 2029 in June 2021, the redemption of all of the outstanding 2026 Senior Notes in July 2021 and amendments and extensions to our revolving credit facility. Proceeds from these capital raises have been used for expansion into new markets, acquisition of land, development of lots, construction of homes, working capital requirements, the repayment of outstanding indebtedness and other general corporate purposes. We believe that the offering of the Notes is another step in our strategy to enhance our capital structure.
We generally rely on our ability to finance our operations by generating operating cash flows through the sale of our homes and borrowings under the Credit Agreement, which provides for a $1.13 billion revolving credit facility. Similar to our income and cash flow generation, our debt requirements are affected by seasonality, and we have demonstrated strong performance relative to the covenants under the Credit Agreement. We continue to maintain a strong balance sheet with total net debt to capitalization of 38.8%. After giving effect to the offering of the Notes on a pro forma basis and the use of proceeds therefrom, our liquidity as of September 30, 2023 would have been $638.2 million, including $42.0 million of cash and cash equivalents and $596.2 million available to borrow under the Credit Agreement. Since our IPO, we have reinvested over $1.8 billion of our earnings, growing our real estate inventory from $142.0 million in 2013 to $3.1 billion today.
We expect to enter into a Fourth Amendment to Fifth Amended and Restated Credit Agreement with several financial institutions and Wells Fargo Bank, National Association, as administrative agent (the “Credit Agreement Amendment”), which is expected to amend the Fifth Amended and Restated Credit Agreement, dated as of April 28, 2021, with several financial institutions and Wells Fargo Bank, National Association, as administrative agent (as amended by amendments thereto dated as of February 22, 2022, April 29, 2022 and April 28, 2023, the “Credit Agreement”). When executed and delivered by all of the parties thereto, the Credit Agreement Amendment is expected to, among other things, (a) increase the total commitments under the Credit Agreement to up to $1.205 billion, and (b) extend the maturity of the commitments of certain lenders under the Credit Agreement to April 28, 2028. There is no guarantee that the Credit Agreement Amendment will be entered into on the anticipated terms or at all.

Our efficient construction process allows us to quickly adjust inventory under construction based on changes in market demand. In periods where we elect to slow the pace of new construction, our business generates strong free cash flow, and the Credit Agreement provides us the ability to reduce leverage via debt repayment. For example, following the onset of the Federal Reserve’s rate hike cycle, we repaid $176.7 million in debt between September 30, 2022 and June 30, 2023, reducing our net debt-to-capitalization by over 500 basis points over that time period.

Net Debt to Net Capitalization

COVID-19 Pandemic
Fed Funds Rate Hiking
(544) bps
42.1%
37.0%
36.1%
30.6%
23.1%
26.8%
31.7%
35.1%
40.0%
42.4%
42.3%
39.8%
37.5%
36.8%
38.8%
Q1'20
Q2'20
Q3'20
Q4'20
Q1'21
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23
Q3'23

Sales and pricing philosophy designed to succeed despite broader shifts in the macroeconomic environment
As part of our sales philosophy, we provide our customers with a comprehensive understanding of the steps required to achieve homeownership, educating them on the value proposition of owning an LGI home. Our sales professionals determine credit and income qualifications, provide floor plans and pricing information, and conduct tours of our homes based on the customer’s needs and budget.
We believe our focus on entry-level, move-in ready homes helps support demand for our homes across macroeconomic cycles. As interest rates have increased and homebuyers focus on affordability, we have shifted our product offering to include smaller floor plans. We are able to use this flexibility to provide affordable options to prospective homebuyers.
The result of our proactive efforts to offer affordable options has been a solid pace of home closings per community despite the higher mortgage rate environment. For example, in the quarter ended September 30, 2023, we averaged 5.6 home closings per community, an increase over the quarter ended September 30, 2022, despite the higher average monthly 30-year fixed mortgage rate.

Experienced, cycle-tested management team

We have an experienced and proven senior management team that has been involved with the residential real estate market since the 1990s and has a combined 95 years of experience with LGI Homes and over 100 years of relevant homebuilding industry experience.
Our management team has successfully demonstrated its ability to generate superior growth and profitability across economic cycles and housing market conditions and is responsible for closing over 65,000 homes and expanding our operations into 36 markets since we commenced operations in 2003. Our Chairman and Chief Executive Officer, Eric Lipar, co-founded the Company with his father and has overseen our growth ever since. Our President and Chief Operating Officer, Michael Snider, our Chief Financial Officer, Charles Merdian, our Executive Vice President of Acquisitions, Jack Lipar, and our Chief Marketing Officer, Rachel Eaton, have each held multiple roles, initiated systems and processes and managed diverse responsibilities during their long tenures with our Company. Our management team’s expertise includes residential construction, land acquisition and development, financing and sales and marketing.
Our Business Strategy
As one of the nation’s fastest growing U.S. public homebuilders in terms of percentage increase of home closings over the past ten years, we plan to utilize our unique sales and marketing approach, culture of customer service excellence, efficient home construction process and commitment to hiring, training and retaining our talented work force to drive continued profitable growth through implementation of our business strategy, which includes:
Continued growth within our existing markets
Since 2013, we have grown significantly, establishing operations in 16 new states and 26 new markets and increasing our community count by 324%. Despite our rapid growth over the past 10 years, we believe there remain significant opportunities to expand our number of communities within our existing markets. For example, at the time of our IPO, we were operating in 17 communities in our Central region. Today we operate 34 communities in our Central region, and we believe this region has the potential to support 50 communities in the long-term. Given our familiarity with each of our existing markets and the favorable demographic and economic trends that are forecasted in those markets, we expect a meaningful portion of our near-term growth to come from expansion in our current markets.
Selectively expand into new markets
Over the past several years, we have expanded our operations geographically to markets characterized by favorable demand dynamics coupled with large and growing rental markets that were positioned to generate a large volume of potential first-time homebuyers. Additionally, we established leadership teams in those locations to implement our systems-based process, culture and core values. With those teams securely in place, we are positioned to expand into adjacent markets where we can leverage our systems and existing people. We recently opened our first community in the Salt Lake City, Utah market. We will continue to evaluate new markets where our model could prove effective at converting renters into first-time homeowners.
Pursue value-oriented land acquisitions
We pursue a flexible land acquisition strategy of purchasing or optioning finished lots at attractive prices, or purchasing raw land for residential development. We generally target four to six months of expected home closings in completed homes and homes in progress at any one time. In addition, we generally target a three to five year forward supply of owned lots in various stages of development at any one time. We generally target land acquisitions that are further away from urban centers than many other suburban communities but have access to major thoroughfares, retail districts and centers of business, which allows us to provide our potential homebuyers with homes at affordable prices in compelling locations. As of September 30, 2023, we owned or controlled 72,109 lots. Of the 56,301 owned lots as of September 30, 2023, 42,618 were raw/under development lots and 13,683 were finished lots.
We have strong relationships with the land brokerage community in many of our markets. Within these communities, we believe we have established a reputation for knowing our business, having the capital to close deals and making accurate and timely decisions that benefit both the buyer and seller. Due to these established relationships and our strong reputation, we believe that brokers routinely notify us when desirable tracts of land are available for purchase.

Our allocation of capital for land investment is performed at the corporate level utilizing our disciplined portfolio management approach. Our Acquisitions Committee meets periodically and consists of our Chief Executive Officer, Chief Financial Officer and Executive Vice President of Acquisitions. Annually, our divisions prepare a strategic plan for their respective geographic areas. Supply and demand dynamics are analyzed to ensure land investment is targeted appropriately. The long-term plan is compared on an ongoing basis to our experience in the marketplace and adjusted as necessary.
We have also purchased larger tracts of land across our markets, which will provide us with more opportunities to build homes with multiple price points in our communities and, where advantageous, to serve wholesale demand for single-family rental homes. We believe that our land development expertise allows us to meet our growth and profit objectives with respect to opportunities in which we are the developer. Similar to our homebuilding operations, our personnel oversee the contractors who perform the development work. Our land development projects may include the sale of home sites or commercial property as a part of the project.
Generally, we believe that the expected lifecycle of our owned lots as of September 30, 2023 is as follows: homes are expected to be built on our owned finished lots during the fourth quarter of 2023 through the first half of 2025; homes are expected to be built on lots currently under development during 2024 and continuing through 2026; and homes are expected to be built on lots currently under engineering and owned raw lots beginning in 2025.
Wholesale business and single-family rental home business
In 2017, we began opportunistically selling homes to single-family rental investors. Initially, the majority of these deals involved one-off sales or the sale of small sets of homes in existing neighborhoods. Today, we engage in reserving and selling larger blocks of homes and, in some cases, complete neighborhoods. Sales made through our wholesale business increase overall volumes and drive operating leverage in our business. These homes are sold in bulk sales agreements at a discount to retail prices. However, savings related to eliminated closing costs, marketing spend and lower overhead result in operating margins similar to our retail business. We have significantly expanded this business over the last five years and closed 812 homes, or 12.6% of our total home closings, in the twelve months ended September 30, 2023. We expect our wholesale business to represent approximately 5% to 10% of our annual home closings during 2023.
Additionally, we have a build-to-rent business serving the single-family home rental market and have plans to continue this operation on a limited basis and to the extent it meets our profitability requirements and long-term growth objectives.
Pursue selective acquisitions of other homebuilders
We regularly monitor the M&A market and have acquired three private homebuilders over our ten-year history as a public company. We are highly selective of the opportunities we pursue, typically targeting small, private companies focused on the entry-level market. Our belief in the superiority of our operating model means that we do not pursue targets in order to acquire their brands or product offerings. Instead, we focus on the attractiveness of a potential acquisition’s land positions and determine if it will fit within the guidelines of our business model and meet our disciplined profitability requirements.
Utilize prudent leverage
We plan to maintain a prudent mix of debt and equity as part of our ongoing financing strategy, coupled with redeployment of cash flows from our operations, to provide us with the financial flexibility to access capital on the best terms available. In that regard, we intend to employ prudent levels of leverage to finance the acquisition and development of our lots and the construction of our homes. As of September 30, 2023, we had $1,204.2 million in outstanding indebtedness, and our net debt to total capitalization, net of debt issuance costs of $13.8 million, was 38.8%. After giving effect to the offering of the Notes on a pro forma basis and the use of proceeds therefrom, our liquidity as of September 30, 2023 would have been $638.2 million, including $42.0 million of cash and cash equivalents and $596.2 million available to borrow under the Credit Agreement. When executed and delivered by all of the parties thereto, the Credit Agreement Amendment is expected to, among other things, (a) increase the total commitments under the Credit Agreement to up to $1.205 billion, and (b) extend the maturity of the commitments of certain lenders under the Credit Agreement to April 28, 2028. There is no guarantee that the Credit Agreement Amendment will be entered into on the anticipated terms or at all.

Focus on attracting, training and retaining our work force

Since our founding, our people have been the key to our continued success. We focus on identifying and attracting the best talent and providing those individuals with world-class training and continuous development. Our continued commitment to our sales personnel is reflected in the ongoing weekly training sessions held in each of our information centers and quarterly regional training events. We also work closely with our subcontractors and tradespeople, training them on the most efficient way to build an LGI home.

Recent Developments

Credit Agreement Amendment
We expect to enter into the Credit Agreement Amendment, which is expected to amend the Credit Agreement. When executed and delivered by all of the parties thereto, the Credit Agreement Amendment is expected to, among other things, (a) increase the total commitments under the Credit Agreement to up to $1.205 billion, and (b) extend the maturity of the commitments of certain lenders under the Credit Agreement to April 28, 2028. There is no guarantee that the Credit Agreement Amendment will be entered into on the anticipated terms or at all.

SUMMARY HISTORICAL FINANCIAL AND OTHER DATA
The following table presents our summary historical financial and other data as of the dates and for the periods indicated. The summary historical financial and other data set forth below (i) as of December 31, 2022 and 2021 and for the years ended December 31, 2022, 2021 and 2020 have been derived from, should be read in conjunction with and are qualified in their entirety by reference to the information in our audited consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC, and (ii) as of December 31, 2020 have been derived from, should be read in conjunction with and are qualified in their entirety by reference to the information in our audited consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC. The summary historical financial and other data set forth below (i) as of September 30, 2023 and for the nine months ended September 30, 2023 and 2022 have been derived from, should be read in conjunction with and are qualified in their entirety by reference to the information in our unaudited consolidated financial statements and accompanying notes contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the SEC, and (ii) as of September 30, 2022 have been derived from, should be read in conjunction with and are qualified in their entirety by reference to the information in our unaudited consolidated financial statements and accompanying notes contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 filed with the SEC. The summary historical financial and other data set forth below for the twelve months ended September 30, 2023 have been derived by taking the summary historical financial and other data for the year ended December 31, 2022, plus the summary historical financial and other data for the nine months ended September 30, 2023, less the summary historical financial and other data for the nine months ended September 30, 2022. The summary historical financial and other data set forth below should also be read in conjunction with the information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, in each case, filed with the SEC.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2020	2023	2022	2023
				(unaudited)		(unaudited)
	(dollars in thousands, except average home sales price)
Statement of Operations Data:
Home sales revenues	$2,304,455	$3,050,149	$2,367,929	$1,750,166	$1,816,193	$2,238,428
Expenses:
Cost of sales	1,657,855	2,232,115	1,764,832	1,350,608	1,270,628	1,737,835
Selling expenses	144,928	170,005	148,366	141,811	111,605	175,134
General and administrative	111,565	100,331	90,021	84,334	84,657	111,242
Operating income	390,107	547,698	364,710	173,413	349,303	214,217
Loss on extinguishment of debt	—	13,976	—	—	—	—
Other income, net	(28,009)	(9,053)	(3,139)	(19,793)	(21,960)	(25,842)
Net income before income taxes	418,116	542,775	367,849	193,206	371,263	240,059
Income tax provision	91,549	113,130	43,954	46,068	78,811	58,806
Net income	$326,567	$429,645	$323,895	$147,138	$292,452	$181,253
Other Financial and Operating Data:
Average community count	91.9	104.4	111.9	101.1	91.1	99.4
Community count at end of period	99	101	116	106	93	106
Home closings	6,621	10,442	9,339	4,971	5,173	6,419
Average sales price per home closed	$348,052	$292,104	$253,553	$352,075	$351,091	$348,719
Total book capitalization(5)	$2,759,413	$2,201,084	$1,677,403	$2,993,041	$2,837,082
Total debt to total book capitalization	40.5%	36.6%	32.1%	39.8%	43.4%
Total debt to adjusted EBITDA(3)(6)	2.7x	1.4x	1.3x	4.7x	2.4x
Net debt to adjusted EBITDA(3)(6)(7)	2.6x	1.3x	1.2x	4.5x	2.3x
Net debt to net book capitalization(7)(8)	39.8%	35.1%	30.6%	38.8%	42.3%

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2020	2023	2022	2023
				(unaudited)		(unaudited)
	(dollars in thousands, except average home sales price)
Gross margin(1)	$646,600	$818,034	$603,097	$399,558	$545,565	$500,593
Gross margin %(2)	28.1%	26.8%	25.5%	22.8%	30.0%	22.4%
Adjusted gross margin(3)	$673,745	$860,544	$648,350	$429,544	$565,900	$537,389
Adjusted gross margin %(2)(3)	29.2%	28.2%	27.4%	24.5%	31.2%	24.0%
EBITDA(3)	$439,968	$581,475	$408,940	$219,461	$387,262	$272,167
EBITDA margin %(2)(3)	19.1%	19.1%	17.3%	12.5%	21.3%	12.2%
Adjusted EBITDA(3)	$418,828	$591,362	$410,673	$205,179	$370,772	$253,235
Adjusted EBITDA margin %(2)(3)	18.2%	19.4%	17.3%	11.7%	20.4%	11.3%
Total interest expense(4)	$49,281	$28,360	$37,285	$62,865	$31,048	$81,098
Total book capitalization(5)	$2,759,413	$2,201,084	$1,677,403	$2,993,041	$2,837,082
Total debt to total book capitalization	40.5%	36.6%	32.1%	39.8%	43.4%
Total debt to adjusted EBITDA(3)(6)	2.7x	1.4x	1.3x	4.7x	2.4x
Net debt to adjusted EBITDA(3)(6)(7)	2.6x	1.3x	1.2x	4.5x	2.3x
Net debt to net book capitalization(7)(8)	39.8%	35.1%	30.6%	38.8%	42.3%
Balance Sheet Data (as of end of period):
Cash and cash equivalents	$31,998	$50,514	$35,942	$46,981	$52,660
Real estate inventory	$2,898,296	$2,085,904	$1,569,489	$3,056,966	$2,871,900
Goodwill	$12,018	$12,018	$12,018	$12,018	$12,018
Total assets	$3,124,828	$2,351,865	$1,826,087	$3,335,011	$3,112,800
Total debt(9)	$1,117,001	$805,236	$538,398	$1,190,366	$1,230,101
Total liabilities	$1,482,416	$956,017	$687,082	$1,532,336	$1,505,819
Total equity	$1,642,412	$1,395,848	$1,139,005	$1,802,675	$1,606,981

(1)	Gross margin is home sales revenues less cost of sales.

(2)	Calculated as a percentage of home sales revenues.

(3)	Adjusted gross margin, EBITDA and adjusted EBITDA are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. See “—Non-GAAP Measures” for definitions of these measures. Below this table are reconciliations of adjusted gross margin to gross margin, which is the GAAP financial measure that our management believes to be most directly comparable to adjusted gross margin, and of EBITDA and adjusted EBITDA to net income, which is the GAAP financial measure that our management believes to be most directly comparable to EBITDA and adjusted EBITDA.

(4)	Represents total interest incurred, whether capitalized or expensed.

(5)	Calculated as total debt plus total equity.

(6)	Total debt to adjusted EBITDA and net debt to adjusted EBITDA for the nine months ended September 30, 2023 and 2022 are calculated using adjusted EBITDA for the twelve months ended September 30, 2023 and 2022, respectively.

(7)	Net debt is calculated as total debt less cash and cash equivalents.

(8)	Net book capitalization is calculated as net debt plus total equity.

(9)	Presented net of debt issuance costs and unamortized discount.

Non-GAAP Measures
Adjusted Gross Margin
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. We define adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Our management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact our results, the utility of adjusted gross margin information as a measure of our operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that our management believes to be most directly comparable to adjusted gross margin (dollars in thousands):

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2020	2023	2022	2023
	(dollars in thousands)			(unaudited)		(unaudited)
Home sales revenues	$2,304,455	$3,050,149	$2,367,929	$1,750,166	$1,816,193	$2,238,428
Cost of sales	1,657,855	2,232,115	1,764,832	1,350,608	1,270,628	1,737,835
Gross margin	646,600	818,034	603,097	399,558	545,565	500,593
Capitalized interest charged to cost of sales	20,276	37,546	40,381	24,475	14,865	29,886
Purchase accounting adjustments(a)	6,869	4,964	4,872	5,511	5,470	6,910
Adjusted gross margin	$673,745	$860,544	$648,350	$429,544	$565,900	$537,389
Gross margin %(b)	28.1%	26.8%	25.5%	22.8%	30.0%	22.4%
Adjusted gross margin %(b)	29.2%	28.2%	27.4%	24.5%	31.2%	24.0%

(a)	Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(b)	Calculated as a percentage of home sales revenues.
EBITDA and Adjusted EBITDA
EBITDA and adjusted EBITDA are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. We define EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization and (iv) capitalized interest charged to the cost of sales. We define adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) capitalized interest charged to the cost of sales, (v) loss on extinguishment of debt, (vi) other income, net and (vii) adjustments resulting from the application of purchase accounting included in cost of sales. Our management believes that the presentation of EBITDA and adjusted EBITDA provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. EBITDA and adjusted EBITDA provide indicators of general economic performance that are not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization and items considered to be unusual or non-recurring. Accordingly, our management believes that these measures are useful for comparing general operating performance from period to period. Other companies may define these measures differently and, as a result, our measures of EBITDA and adjusted EBITDA may not be directly comparable to the measures of other companies. Although we use EBITDA and adjusted EBITDA as financial measures to assess the performance of our business, the use of these measures is limited because they do not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA and adjusted EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with

GAAP as a measure of performance. Our presentation of EBITDA and adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our use of EBITDA and adjusted EBITDA is limited as an analytical tool, and you should not consider these measures in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are: (i) they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments, including for purchase of land; (ii) they do not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt; (iii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements or improvements; (iv) they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; (v) they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and (vi) other companies in our industry may calculate them differently than we do, limiting their usefulness as a comparative measure.
Because of these limitations, our EBITDA and adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using our EBITDA and adjusted EBITDA along with other comparative tools, together with GAAP measures, to assist in the evaluation of operating performance. These GAAP measures include operating income, net income and cash flow data. We have significant uses of cash flows, including capital expenditures, interest payments and other non-recurring charges, which are not reflected in our EBITDA or adjusted EBITDA. EBITDA and adjusted EBITDA are not intended as alternatives to net income as indicators of our operating performance, as alternatives to any other measure of performance in conformity with GAAP or as alternatives to cash flows as a measure of liquidity. You should therefore not place undue reliance on our EBITDA or adjusted EBITDA calculated using these measures.
The following table reconciles EBITDA and adjusted EBITDA to net income, which is the GAAP financial measure that our management believes to be most directly comparable to EBITDA and adjusted EBITDA (dollars in thousands):

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2020	2023	2022	2023
	(dollars in thousands)			(unaudited)		(unaudited)
Net income	$326,567	$429,645	$323,895	$147,138	$292,452	$181,253
Income tax provision	91,549	113,130	43,954	46,068	78,811	58,806
Depreciation and amortization	1,576	1,154	710	1,780	1,134	2,222
Capitalized interest charged to cost of sales	20,276	37,546	40,381	24,475	14,865	29,886
EBITDA	439,968	581,475	408,940	219,461	387,262	272,167
Purchase accounting adjustments(a)	6,869	4,964	4,872	5,511	5,470	6,910
Loss on extinguishment of debt	—	13,976	—	—	—	—
Other income, net	(28,009)	(9,053)	(3,139)	(19,793)	(21,960)	(25,842)
Adjusted EBITDA	$418,828	$591,362	$410,673	$205,179	$370,772	$253,235
EBITDA margin %(b)	19.1%	19.1%	17.3%	12.5%	21.3%	12.2%
Adjusted EBITDA margin %(b)	18.2%	19.4%	17.3%	11.7%	20.4%	11.3%

(a)	Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(b)	Calculated as a percentage of home sales revenues.